FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of November 19, 2021 (the “Amendment”), is by and between Daktronics, Inc., a South Dakota corporation (the “Company”), and Equiniti Trust Company (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent executed and entered into that certain Rights Agreement dated as of November 16, 2018 (the “Original Rights Agreement”) under which the Company’s Board of Directors authorized and declared a dividend distribution of one preferred share purchase Right for each share of Common Stock of the Company that was paid on November 19, 2018 as the Record Date to holders of record of the Company’s Common Stock issued and outstanding at the Close of Business on November 19, 2018 and also authorized the issuance of one Right for each share of Common Stock of the Company that became outstanding between the Record Date (whether originally issued or from the Company’s treasury) and the earlier of the Distribution Date, the Redemption Date and the Final Expiration Date, each Right representing the right to purchase one one-thousandth (subject to adjustment) of one share of Preferred Stock of the Company, all upon the terms and subject to the conditions set forth in the Original Rights Agreement;

WHEREAS, Section 27 of the Original Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights including, without limitation, to shorten or lengthen any period under the Original Rights Agreement;

WHEREAS, the Company has determined that it is necessary or desirable, in the interests of the Company and the holders of the Rights, to amend the Original Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Right Agent hereby agree as follows:

1.         Amendment to Section 7(a) of Original Agreement. Section 7(a) of the Original Rights Agreement is hereby amended and restated in its entirety as follows:

(a)         Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a)), in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock of the Company (or Common Stock of the Company, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or before the earliest of (i) the Close of Business on November 19, 2024 (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to Section 23 (the “Redemption Date”); (iii) the time at which the Rights are exchanged pursuant to Section 24 (the “Exchange Date”); or (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 1(i)(ii)(A)(4) and Section 13(f) at which time the Rights are terminated; (the earliest of (i), (ii) (iii) and (iv) being herein referred to as the “Expiration Date”).

2.         Amendment to Section 7(b) of Original Agreement. Section 7(b) of the Original Rights Agreement is hereby amended and restated in its entirety as follows:

(b)         Each Right shall entitle the registered holder thereof to purchase one one-thousandth of a share of Preferred Stock of the Company. The Exercise Price for each one one-thousandth of a share of Preferred Stock of the Company pursuant to the exercise of a Right initially shall be $20.00, which shall be subject to adjustment from time to time as provided in Sections 11 and 13, and payable in lawful money of the United States in accordance with paragraph (c) of this Section 7

3.         Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Original Rights Agreement.

4.          Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Original Rights Agreement as contemplated by Section 27 thereof. Except as expressly provided in this Amendment, the terms of the Original Rights Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Original Rights Agreement as amended hereby.

5.          Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock) any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the holders of the shares of Common Stock).

6.         Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.          Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of South Dakota (other than its conflicts of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.          Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.          Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Daktronics, Inc., as the Company

By:         /s/Sheila M. Anderson

Sheila M. Anderson

Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Equiniti Trust Company, as the Rights Agent

By:         /s/Andrea Severson

Signature

Andrea Severson

Name Printed

Its: Senior Vice President

Title Printed